Exhibit 21.1
Bank of Hawaii Corporation
Subsidiaries of the Registrant
The required information with respect to subsidiaries of Bank of Hawaii Corporation as of December 31, 2025, is provided below. All domestic subsidiaries are wholly-owned. Each entity is consolidated with its immediate parent company.

BANK OF HAWAII CORPORATION (Parent)
Bank Holding Company - Delaware

Subsidiaries:

BANK OF HAWAII
Hawaii

Subsidiaries:
Bankoh Investment Services, Inc. (Brokerage)
Hawaii

Pacific Century Insurance Services, Inc. (Captive Insurance)
Hawaii

RGA Corp. (Real Property Holding Company)
Hawaii

Pacific Century Life Insurance Corporation (Insurance)
Arizona